EXHIBIT 99.1

Solar Senior Capital Ltd. Announces Quarter and Fiscal Year Ended December 31, 2017 Financial Results; Declares Monthly Distribution of $0.1175 per Share for March 2018

NEW YORK, Feb. 22, 2018 (GLOBE NEWSWIRE) -- Solar Senior Capital Ltd. (the “Company” “Solar Senior” or “SUNS”) (NASDAQ:SUNS), today reported net investment income of $5.7 million, or $0.35 per average share, for the quarter ended December 31, 2017. For fiscal year 2017, net investment income was $22.6 million, or $1.41 per average share.

At December 31, 2017, the net asset value (NAV) per share was $16.84, a modest increase from the prior quarter. At December 31, the fair value of the Company’s Comprehensive Investment Portfolio* was $472.1 million, with 100% of the portfolio performing.

The Company’s Board of Directors declared a monthly distribution for March of $0.1175 per share payable on April 3, 2018 to stockholders of record on March 22, 2018. Tax characteristics of all distributions will be reported to shareholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At December 31, 2017:

Comprehensive Investment portfolio* fair value: $472.1 million
Number of portfolio companies*: 49
Net assets: $270.1 million
Net asset value per share: $16.84

Portfolio Activity** for the Quarter Ended December 31, 2017

Investments made during the quarter: $84.7 million
Investments prepaid or sold during the quarter: $51.5 million

Operating Results for the Quarter Ended December 31, 2017

Net investment income: $5.7 million
Net realized and unrealized gain: $0.6 million
Net increase in net assets from operations: $6.2 million
Net investment income per share: $0.35

Operating Results for the Year Ended December 31, 2017

Net investment income: $22.6 million
Net realized and unrealized gain: $0.8 million
Net increase in net assets from operations: $23.4 million
Net investment income per share: $1.41

* The Comprehensive Investment Portfolio is comprised of Solar Senior Capital Ltd.’s investment portfolio and the senior secured loans held by the First Lien Loan Program (“FLLP”) attributable to the Company and excludes the fair value of the equity interest in FLLP.

** Includes investment activity through FLLP attributable to the Company.

“We are extremely pleased with Solar Senior Capital’s fourth quarter and 2017, and are well-positioned for 2018. The credit quality of our diversified, senior secured, floating rate portfolio, remains strong, with 100% of our loans performing. Additionally, despite the continued challenging market environment, we were able to increase the weighted average yield of our portfolio—without increasing its risk profile—from 8.3% last quarter to 8.9% at December 31st,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd.  “The increased yield primarily resulted from our acquisition of NorthMill LLC, a leading commercial finance company that provides asset-backed financings, as well as the increase in LIBOR. NorthMill has expanded the Company’s ability to originate investments across multiple business lines while also increasing the earnings power of our portfolio.”

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Friday, February 23, 2018. All interested parties may participate in the conference call by dialing (844) 889-7785 approximately 5-10 minutes prior to the call, international callers should dial (661) 378-9929. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 9988127 when prompted. A telephone replay will be available until March 10, 2018 and can be accessed by dialing (855) 859-2056 and using the passcode 9988127. International callers should dial (404) 537-3406. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital’s website, www.solarseniorcap.com. To listen to the webcast, please go to the Company's website prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay of the webcast will be available soon after the call.

Comprehensive Investment Portfolio

Investment Activity

During the three months ended December 31, 2017, Solar Senior Capital had total originations of $84.7 million, including its ownership of investments made by FLLP. Investments repaid or sold during the quarter ended December 31, 2017 totaled approximately $51.5 million, including repayments within FLLP attributable to the Company.

Portfolio Composition

The composition of our Comprehensive Investment Portfolio at December 31, 2017 was as follows:

Comprehensive Investment Portfolio Composition (measured at fair value)	Amount ($mm)%
First lien senior secured loans	$269.5	57.1%
First lien loans in FLLP, attributable to the Company	$99.8	21.2%
Gemino Healthcare Finance (portfolio of floating rate first lien loans)	$35.1	7.4%
North Mill Capital (portfolio of primarily floating rate first lien loans)	$51.0	10.8%
Total First Lien Senior Secured Loans	$455.4	96.5%
Second Lien Senior Secured Loans	$16.6	3.5%
Total Senior Secured Loans	$472.0	100.0%
Equity and equity-like securities, excluding Gemino Healthcare Finance, North Mill Capital, and FLLP Membership Interests	$0.1	>0.0%
Total Comprehensive Investment Portfolio	$472.1	100%
Floating Rate Investments and as a % of the income-producing Comprehensive Investment Portfolio	$449.7	95.3%

The Comprehensive Investment Portfolio is diversified across 49 unique issuers in 21 industries, with an average issuer exposure of $9.6 million, or 2.0% of the portfolio, at December 31, 2017.

SUNS’ Portfolio

Weighted Average Yield

At December 31, 2017, the weighted average yield on our income producing investments, inclusive of our equity interests in Gemino, NorthMill, and FLLP, was 8.9%, measured at fair value and at cost, compared to 8.3% measured at fair value and cost at September 30, 2017 and 7.8% measured at fair value and 7.7% measured at cost at December 31, 2016. The increase was primarily the result of our acquisition of NorthMill LLC as well as the increase in LIBOR.

Asset Quality

As of December 31, 2017, 100% of the portfolio was performing.

First Lien Loan Program LLC

As of December 31, 2017, the Company and Voya contributed combined equity capital in the amount of $42.8 million of a total commitment of $58.0 million to FLLP. At December 31, 2017, FLLP’s portfolio, at fair value, consisted of $114.1 million of floating rate, first lien senior secured loans to 23 different borrowers with an average issuer exposure of $5.0 million. During the quarter, FLLP invested $2.7 million. Investments prepaid or sold and amortization totaled $11.3 million during the same period. At December 31, 2017, the weighted average asset level yield of FLLP’s portfolio was 7.3% measured at fair value and 7.2% measured at cost.

For the quarter ended December 31, 2017, FLLP distributed $1.1 million to the Company. The annualized return on average equity for Q4, 2017 was 12.0%.  For the year ended December 31, 2017, FLLP distributed $4.0 million to the Company.

As of December 31, 2017, 100% of FLLP’s portfolio was performing.

At December 31, 2017, FLLP had $78.6 million drawn under its $100 million credit facility.

Gemino Healthcare Finance LLC

At December 31, 2017, Gemino’s $106.6 million funded portfolio consists of senior secured loans from 29 issuers with an average funded exposure of $3.7 million. One hundred percent of Gemino’s investments are floating rate, first lien senior secured loans. During the fourth quarter, Gemino made $6.0 new investments and had investments repaid of approximately $5.9 million. For the quarter ended December 31, 2017, Gemino distributed $924 thousand to SUNS, consistent with the prior quarter, resulting in an annualized distribution yield, at cost, of approximately 11.25%. For the year ended December 31, 2017, Gemino distributed $3.7 million to the Company.

NorthMill LLC

Through its investment in NorthMill LLC, Solar Senior Capital acquired 100% of the equity interests in North Mill Capital (“NorthMill”) on October 20, 2017.  NorthMill is a leading asset-based lending (“ABL”) commercial finance company that provides senior secured asset-backed financings to U.S. based small-to-medium-sized businesses primarily in the manufacturing, services and distribution industries. Solar Senior Capital invested approximately $51 million in this strategy to effect the transaction.

At December 31, 2017, NorthMill’s $151.6 million funded portfolio consists of senior secured loans from 92 issuers with an average funded exposure of $1.6 million. One hundred percent of NorthMill’s investments are first lien senior secured loans. For the quarter ended December 31, 2017, NorthMill made $29.2 million of new investments and had no repayments after being acquired by the Company.

For the quarter ended December 31, 2017, NorthMill distributed $1.1 million to the Company. The annualized return on average equity for Q4, 2017, during which the Company owned NorthMill for approximately two months of the quarter, was 11.0%.

Results of Operations for the Fiscal Year Ended December 31, 2017 Compared to the Fiscal Year Ended December 31, 2016

Investment Income

For the fiscal years ended December 31, 2017 and December 31, 2016, gross investment income totaled $32.2 million and $27.2 million, respectively. The increase in gross investment income from fiscal year 2016 to fiscal year 2017 was primarily due to growth of the income producing investment portfolio, including the acquisition of NorthMill, as well as the increase in LIBOR year over year.

Expenses

Net expenses totaled $9.6 million and $8.9 million, respectively, for the fiscal years ended December 31, 2017 and December 31, 2016. For the fiscal years ended December 31, 2017 and December 31, 2016, $2.7 million and $2.0 million, respectively, of management and performance-based incentive fees were voluntarily waived by the Company’s investment manager.

Net Investment Income

Net investment income was $22.6 million or $1.41 per average share and $18.3 million and $1.42 per average share for the fiscal years ended December 31, 2017 and 2016, respectively.

Net Realized and Unrealized Gain

Net realized and unrealized gains for the fiscal years ended December 31, 2017 and 2016 totaled approximately $0.8 million and $5.9 million, respectively.

Net Increase in Net Assets Resulting From Operations

For the fiscal years ended December 31, 2017, and December 31, 2016, the Company had a net increase in net assets resulting from operations of $23.4 million and $24.3 million, respectively. For the same periods, earnings per average share were $1.46 and $1.88, respectively.

Liquidity and Capital Resources

At December 31, 2017, the Company had $124.2 million in borrowings outstanding on its $200 million Credit Facility and $75.8 million of unused debt capacity, subject to borrowing base limits.

Portfolio and Asset Quality

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four, with one representing the least amount of risk.

As of December 31, 2017, the composition of the SUNS’ portfolio, on a risk ratings basis, was as follows:

Internal Performance Rating	Investments at Fair Value	% of Total Portfolio
1	$90.7	22.2%
2	$290.1	71.1%
3	$27.2	6.7%
4	$0.1	0.0%

SOLAR SENIOR CAPITAL LTD.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share amounts)

	December 31, 2017	December 31, 2016
Assets
Investments at fair value:
Companies less than 5% owned (cost: $289,848 and $295,037, respectively)	$283,983	$289,399
Companies 5% to 25% owned (cost: $3,625 and $3,710, respectively)	2,213	1,825
Companies more than 25% owned (cost: $121,298 and $74,026, respectively)	121,885	74,310
Cash	3,726	11,876
Cash equivalents (cost: $104,874 and $139,952, respectively)	104,874	139,952
Dividends receivable	2,723	1,422
Interest receivable	1,732	1,463
Other receivable	20	19
Receivable for investments sold	508	1,450
Prepaid expenses and other assets	277	273

Total assets	$521,941	$521,989

Liabilities
Payable for investments and cash equivalents purchased	$122,110	$151,312
Credit facility payable	124,200	98,300
Distributions payable	1,884	1,883
Management fee payable	999	104
Performance-based incentive fee payable	374	—
Interest payable	401	241
Administrative services expense payable	944	621
Other liabilities and accrued expenses	898	383

Total liabilities.	$251,810	$252,844

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 16,036,730 and 16,025,011 issued and outstanding, respectively	$160	$160
Paid-in capital in excess of par	287,841	287,515
Distributions in excess of net investment income	(5,336)	(5,342)
Accumulated net realized loss	(5,844)	(5,949)
Net unrealized depreciation	(6,690)	(7,239)

Total net assets	$270,131	$269,145

Net Asset Value Per Share	$16.84	$16.80

SOLAR SENIOR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share amounts)

	Year ended December 31,
	2017	2016	2015
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$22,652	$19,728	$19,732
Companies 5% to 25% owned	201	201	214
Dividends:
Companies more than 25% owned	8,866	7,077	5,272
Other income:
Companies less than 5% owned	369	125	196
Companies more than 25% owned	79	65	32

Total investment income	32,167	27,196	25,446

EXPENSES:
Management fees	$3,861	$3,385	$3,458
Performance-based incentive fees	1,083	1,560	740
Interest and other credit facility expenses	3,848	3,281	4,201
Administrative services expense	1,554	1,245	1,130
Other general and administrative expenses	1,888	1,411	1,284

Total expenses	12,234	10,882	10,813

Management fees waived	(1,962)	(797)	—
Performance-based incentive fees waived	(709)	(1,205)	(740)

Net expenses	9,563	8,880	10,073

Net investment income	$22,604	$18,316	$15,373

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND CASH EQUIVALENTS:

Net realized gain on investments and cash equivalents (companies less than 5% owned)	$233	$81	$18
Net change in unrealized gain (loss) on investments and cash equivalents:
Companies less than 5% owned	(227)	5,233	(10,951)
Companies 5% to 25% owned	473	(492)	(981)
Companies more than 25% owned	303	1,114	(2,412)

Net change in unrealized gain (loss) on investments and cash equivalents	549	5,855	(14,344)

Net realized and unrealized gain (loss) on investments and cash equivalents	782	5,936	(14,326)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$23,386	$24,252	$1,047

EARNINGS PER SHARE	$1.46	$1.88	$0.09

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests directly and indirectly in leveraged, U. S. middle market companies in the form of cash flow senior secured loans including first lien and second lien debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

Contact
Investor Relations
(646) 308-8770